EXHIBIT 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

April 16, 2018

EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the Registration Statement), to be filed with the United States Securities and Exchange Commission (SEC) on or about April 26, 2018 (with respect to the EOG Resources, Inc. Employee Stock Purchase Plan (As Amended and Restated Effective January 1, 2018)), we hereby consent to the inclusion in said Registration Statement of the references to our firm and to the opinions as mentioned below delivered to EOG Resources, Inc. (EOG) regarding our comparison of estimates prepared by us with those provided to us by EOG of the proved oil, condensate, natural gas liquids, and gas reserves of certain selected properties that EOG has represented that it owns. The opinions are contained in our reports of third-party dated February 1, 2016, January 30, 2017, and January 30, 2018, with respect to the reserves estimates as of December 31, 2015, December 31, 2016, and December 31, 2017, respectively. The opinions are referred to in the section “Supplemental Information to Consolidated Financial Statements - Oil and Gas Producing Activities” in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716